150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170142265-60
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/31/2017 11:17 AM
	Entity Number E0320092011-3

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

The Alkaline Water Company Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS:

A. On November 5, 2013, The Alkaline Water Company Inc. (the "Company") filed with the Secretary of State of Nevada a Certificate of Designation establishing 10% Series B Convertible Preferred Stock; and

B. No shares of 10% Series B Convertible Preferred Stock of the Company are outstanding and the board of directors of the Company wishes to authorize and approve the withdrawal of the Certificate of Designation establishing 10% Series B Convertible Preferred Stock;

(continued on Schedule A)

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ Richard A. Wright

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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SCHEDULE A
TO
CERTIFICATE OF WITHDRAWAL OF
CERTIFICATE OF DESIGNATION
FOR 10% SERIES B CONVERTIBLE PREFERRED STOCK
OF
THE ALKALINE WATER COMPANY INC.

RESOLVED THAT:

1. The withdrawal of the Certificate of Designation establishing 10% Series B Convertible Preferred Stock is hereby authorized and approved;

2. The Company is hereby authorized to file the Certificate of Withdrawal of Certificate of Designation establishing 10% Series B Convertible Preferred Stock; and

3. Any director or officer of the Company is hereby authorized as the "Authorized Signatory" of the Company to:

   (a) execute and deliver for and on behalf of the Company under the seal of the Company, or otherwise, all agreements, directions, certificates, acknowledgements, instructions, receipts, instruments and other documents of any kind whatsoever, with such amendments or variations as he or she deems necessary, appropriate or expedient in the circumstances; and

   (b) do or cause to be done all such other acts or things for or on behalf of the Company as may be, in his or her sole discretion, necessary, appropriate or expedient in the circumstances,

   for the purpose of giving effect to these resolutions and the completion of the transactions and matters contemplated herein and the execution and delivery by the Authorized Signatory of any agreement, direction, certificate, acknowledgement, instruction, receipt, instrument or other document of any kind whatsoever in the name of or on behalf of the Company in connection with any transaction or matter contemplated by these resolutions shall be binding on the Company and shall be conclusively presumed to be the act of the Company.